Exhibit (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-225645 on Form N-14 (the “Filing”) of our report dated February 19, 2018, relating to the financial statements of BlackRock Total Return V.I. Fund of BlackRock Variable Series Funds, Inc., appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the incorporation by reference in this Filing of our report dated February 19, 2018, relating to the financial statements of BlackRock S&P 500 Index V.I. Fund, BlackRock Government Money Market V.I. Fund and BlackRock iShares Dynamic Allocation V.I. Fund of BlackRock Variable Series Funds, Inc., appearing in their Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings “Other Service Providers” and “Financial Highlights” in the Combined Prospectus/Proxy Statement and “Other Service Providers”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
August 10, 2018